                            SCHEDULE 14A INFORMATION

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                                   INTUIT INC.
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                                  [INTUIT LOGO]
                                   PO Box 7850

                          Mountain View, CA 94039-7850

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                OCTOBER 29, 1999

Dear Stockholders:

We are notifying you that the Annual Meeting of Stockholders of Intuit Inc. will be held at our offices at 2550 Garcia Avenue, Mountain View, California 94043, at 8:00 a.m. P.S.T. on Tuesday, November 30, 1999. Only stockholders of record at the close of business on October 22, 1999 are entitled to vote at the Meeting. At the Meeting we will ask stockholders to act on the following matters:

        1. Elect eight directors to serve until the next Annual Meeting of Stockholders. We intend to nominate the following incumbent directors for re-election:

                Christopher W. Brody              Donna L. Dubinsky
                William V. Campbell               Michael R. Hallman
                Scott D. Cook                     William H. Harris, Jr.
                L. John Doerr                     Burton J. McMurtry

        2. Amend the Intuit Inc. Certificate of Incorporation to increase the number of shares of authorized common stock by 500,000,000 shares (from 250,000,000 shares to 750,000,000 shares).

        3. Amend the Intuit Inc. Certificate of Incorporation to (i) increase the number of shares of authorized preferred stock by 3,655,082 shares (from 1,344,918 shares to 5,000,000 shares) and (ii) eliminate all authorized Series A Preferred Stock.

        4. Amend the Intuit Inc. 1993 Equity Incentive Plan to increase the number of shares of Common Stock available under the plan by 8,900,000 shares (from 47,235,000 shares to 56,135,000 shares).

        5. Amend the Intuit Inc. 1996 Employee Stock Purchase Plan to increase the number of shares of Common Stock available under the plan by 400,000 shares (from 2,400,000 shares to 2,800,000 shares).

        6. Amend the Intuit Inc. 1996 Directors Stock Option Plan to (i) increase the number of shares of Common Stock available under the plan by 100,000 shares (from 585,000 shares to 685,000 shares); (ii) increase the size of future option grants to reflect our recent 3-for-1 stock split; and (iii) lengthen the vesting period for future option grants.

        7. Ratify the appointment of Ernst & Young LLP as our independent auditors for fiscal 2000.

        8. Transact any other business that is properly presented at the Meeting.


Each of these matters is described in more detail in the enclosed Proxy Statement which constitutes part of this Notice. We have also enclosed a copy of our Annual Report for our fiscal year ended July 31, 1999. Please use this opportunity to take part in Intuit's affairs by voting your shares. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENVELOPE PROVIDED.

Sincerely,

[SIG]

Catherine L. Valentine
Vice President and Corporate Secretary

                                [INTUIT LOGO]
                                 PO Box 7850
                         Mountain View, CA 94039-7850

                               PROXY STATEMENT

                               OCTOBER 29, 1999

              INFORMATION ABOUT THE MEETING, VOTING AND PROXIES

RECENT STOCK SPLIT

On September 9, 1999, Intuit announced a three-for-one stock split of its Common Stock to be effected as a stock dividend of two shares of Common Stock for each share of Common Stock held of record on September 20, 1999. The distribution date for the new shares was September 30, 1999. ALTHOUGH MANY OF THE SHARE NUMBERS INCLUDED IN THIS PROXY STATEMENT ARE AS OF AUGUST 31, 1999 (PRIOR TO THE EFFECTIVE DATE OF THE STOCK SPLIT), ALL SHARE NUMBERS HAVE BEEN ADJUSTED TO REFLECT THE STOCK SPLIT, UNLESS OTHERWISE STATED.

DATE, TIME AND PLACE OF MEETING

The Board of Directors of Intuit Inc. is asking for your proxy for use at the Annual Meeting of Stockholders of Intuit to be held on Tuesday, November 30, 1999 at 8:00 a.m. P.S.T at our offices at 2550 Garcia Avenue, Mountain View, California. We are initially mailing this proxy statement and proxy to stockholders of Intuit on October 29, 1999.

RECORD DATE, OUTSTANDING SHARES AND QUORUM

Only holders of record of Intuit Common Stock at the close of business on October 22, 1999 (called the "Record Date") will be entitled to vote at the Meeting. On the Record Date, we had approximately 189,416,051 shares of Common Stock outstanding and entitled to vote, with approximately 800 stockholders of record and approximately 43,750 beneficial owners of our stock. If a majority of the shares outstanding on the Record Date are present at the Meeting, either in person or by proxy, we will have a quorum at the Meeting. Any shares represented by proxies that are marked to abstain from voting on a proposal will be counted as present in determining whether we have a quorum. If a broker, bank, custodian, nominee or other record holder of Intuit Common Stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, the shares held by that record holder (referred to as "broker non-votes") will also be counted as present in determining whether we have a quorum.

VOTING RIGHTS AND VOTING OF PROXIES

Holders of our Common Stock are entitled to one vote for each share they held as of the Record Date. Cumulative voting for directors is not permitted. Directors will be elected by a plurality of the votes cast by the shares of Common Stock present at the Meeting (either in person or by proxy), which means that the eight nominees with the most votes will be elected. Proposals 2 and 3 must be approved by the holders of a majority of the outstanding Common Stock. Abstentions and broker non-votes will have the same effect as votes against these proposals. Proposals 4, 5, 6 and 7 must be approved by a majority of the shares of Common Stock voting for or against the Proposal at the Meeting. Abstentions and broker non-votes will have no effect. All votes will be tabulated by the Inspector of Elections appointed for the Meeting. The Inspector will separately tabulate yes and no votes, abstentions and broker non-votes for each proposal. If you sign and return a proxy but do not give specific voting instructions on your proxy for a specific proposal, your shares will be counted as votes in favor of that proposal.

SOLICITATION AND VOTING OF PROXIES

The proxy included with this Proxy Statement is solicited by the Board of Directors of Intuit for use at the Meeting. You can submit your proxy by mailing it in the envelope provided. If you hold your shares in "street name" (for example, through a broker, bank or other entity that holds them on your behalf) rather than in your own name, you may be able to provide voting instructions for your shares by telephone or via the Internet. If these options are available to you, instructions for telephone and electronic voting are included with your proxy card. If your proxy is properly completed and submitted, and it is not revoked before the Meeting, your shares will be voted at the Meeting according to the instructions indicated on your proxy. If you sign and return your proxy card but do not give any voting instructions, your shares will be voted in favor of the election of each of the director nominees listed in Proposal No. 1 below, and in favor of Proposal Nos. 2, 3, 4, 5, 6 and 7. As far as we know, no other matters will be presented at the Meeting. However, if any other matters of business are properly presented, the proxy holders named on the proxy card are authorized to vote the shares represented by proxies according to their judgment.

Intuit will pay all expenses of soliciting proxies to be voted at the Meeting. After the proxies are initially distributed, Intuit and/or its agents may also solicit proxies by mail, telephone or in person. We have hired a proxy solicitation firm, Innisfree M&A Incorporated, to assist us in soliciting proxies. We will pay Innisfree a fee of $8,000, plus their expenses (which we estimate will be approximately $2,000). After the proxies are initially distributed, we will ask brokers, custodians, nominees and other record holders to forward copies of the Proxy Statement, proxy card and other materials to people for whom they hold shares of Common Stock, and to request that the beneficial holders give them authority to sign the proxies. We will reimburse record holders for reasonable expenses they incur in forwarding proxy materials to beneficial holders.

REVOCATION OF PROXIES

If you submit the enclosed proxy, you may revoke it at any time before voting takes place at the Meeting. There are three ways you can revoke your proxy: (1) deliver to the Secretary of Intuit a written notice, dated later than the proxy you want to revoke, stating that the proxy is revoked; (2) deliver to the Secretary of Intuit a signed proxy with a later date than the proxy you want to revoke; or (3) attend the Meeting and vote in person. Communications to the Secretary should be addressed to Catherine L. Valentine, Vice President and Corporate Secretary, at Intuit Inc., P.O. Box 7850, Mountain View, California, 94039-7850. Please note that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Meeting, you must bring to the Meeting a letter from the record holder confirming your beneficial ownership of the shares.

                     PROPOSAL NO. 1 -- ELECTION OF DIRECTORS

Our Board of Directors currently has eight members who generally serve one-year terms. At the Meeting, we will nominate the eight current directors for re-election to the Board of Directors. We are not aware that any nominee is unable or unwilling to serve. However, if any nominee is unable or for good cause unwilling to serve, the proxy holders may decide to vote the shares for any substitute nominee.

VOTE REQUIRED FOR APPROVAL

Directors will be elected by the affirmative vote of a plurality of the shares present at the Meeting, which means that the eight nominees who receive the most votes will be elected. Your proxy will be voted for each of these eight nominees unless your proxy is marked to withhold authority to vote for any or all of them.

DIRECTORS/NOMINEES

The following table shows Intuit's current directors and nominees for election. Each nominee, if elected, will serve until the next Annual Meeting of Stockholders and until a qualified successor is elected, unless the nominee resigns or is removed from the Board prior to that time.

                                                                                                               DIRECTOR
    NAME OF DIRECTOR                AGE                            PRINCIPAL OCCUPATION                         SINCE
    ----------------                ---                            --------------------                        --------
Christopher W. Brody (1)(2)          54    Chairman, Vantage Partners LLC                                         1993
William V. Campbell (3)(4)           59    Chairman of the Board and Acting Chief Executive Officer, Intuit       1994
Scott D. Cook (2)(3)                 47    Chairman of the Executive Committee of Intuit's Board                  1984
L. John Doerr                        48    General Partner, Kleiner Perkins Caufield & Byers                      1990
Donna L. Dubinsky                    44    President and Chief Executive Officer, Handspring, Inc.                1999
Michael R. Hallman (4)               54    President, The Hallman Group                                           1993
William H. Harris, Jr.               43    Former President and Chief Executive Officer, Intuit                   1998
Burton J. McMurtry (1)(4)            64    General Partner of the General Partner, Technology Venture             1990
                                           Investors partnerships

--------------------

    1. Member of the Audit Committee

    2. Member of the Nominating Committee

    3. Member of the Executive Committee

    4. Member of the Compensation Committee

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF
                        EACH OF THE NOMINATED DIRECTORS.

Mr. Brody became a director of Intuit in December 1993 following Intuit's acquisition of ChipSoft, Inc. He had joined the ChipSoft Board of Directors in December 1989 and served as its Chairman from December 1989 until July 1991. Mr. Brody became Chairman of Vantage Partners LLC, a private investment firm, in January 1999. From 1971 through 1998, Mr. Brody was a partner of Warburg, Pincus & Co., a venture capital and private equity investment firm. Mr. Brody holds a Bachelor of Arts degree in English literature and a Masters in Business Administration from Harvard University.

Mr. Campbell was elected to Intuit's Board of Directors in May 1994. He has served as Chairman of the Board since August 1998 and as Acting Chief Executive Officer since September 1999. He also served as Intuit's President and Chief Executive Officer from April 1994 through July 1998. Mr. Campbell was President and Chief Executive Officer of GO Corporation (a pen-based computing software company) from January 1991 to December 1993. Mr. Campbell also serves on the board of directors of SanDisk, Inc. (a computer storage devices company), Great Plains Software, Inc. (a software company) and Apple Computer, Inc. (a computer company). He is a member of SanDisk's Compensation Committee and a member of Apple's Audit Committee. Mr. Campbell holds both a Bachelors and a Masters degree in economics from Columbia University.

Mr. Cook, a founder of Intuit, has been a director of Intuit since March 1984 and is currently Chairman of the Executive Committee of the Board. He served as Intuit's Chairman of the Board from March 1993 through July 1998. From March 1984 to April 1994, he also served as President and Chief Executive Officer of Intuit. Mr. Cook also serves on the board of directors of Amazon.com, Inc. (an online merchant) and ebay Inc. (an electronic commerce company). Mr. Cook holds a Bachelor of Arts degree in economics and mathematics from the University of Southern California and a Masters in Business Administration from Harvard University.

Mr. Doerr has been a director of Intuit since August 1990. He has been a general partner of Kleiner Perkins Caufield & Byers, a venture capital firm, since August 1980. He is also a director of Excite@Home (which provides cable network-based Internet access), Amazon.com, Inc. (an online merchant), Epicor Software Corporation (a software company), Sun Microsystems, Inc. (a computer and software company), drugstore.com (an online personal healthcare retailer), and Healtheon Corporation (an online healthcare network). Mr. Doerr holds a Bachelor of

Science and Master of Science degree in electrical engineering and computer science from Rice University and a Masters in Business Administration from Harvard University.

Ms. Dubinsky became a director of Intuit on February 24, 1999. Ms. Dubinsky is President and Chief Executive Officer of Handspring, Inc., a private company based in Mountain View, California which she co-founded in July 1998. From June 1992 to 1995, Ms. Dubinsky was President of Palm Computing, Inc., which is now a wholly owned subsidiary of 3Com Corporation. Ms. Dubinsky holds a Bachelor of Arts degree in history from Yale University and a Masters in Business Administration from Harvard University.

Mr. Hallman became a director of Intuit in December 1993 following Intuit's acquisition of ChipSoft. He had joined ChipSoft's Board of Directors in April 1992. Mr. Hallman has been President of The Hallman Group, a management-consulting firm, since October 1992. Mr. Hallman was President and Chief Operating Officer of Microsoft Corporation from March 1990 through April 1992. Mr. Hallman is also a director of In Focus Systems, Inc. (which makes computer-operated projection products), Key Tronic Corporation (a computer keyboard company), and Network Appliance, Inc. (which makes network data storage products). Mr. Hallman holds a Bachelor of Business Administration and a Masters in Business Administration from the University of Michigan.

Mr. Harris joined Intuit's Board of Directors in May 1998 and served as President and Chief Executive Officer from August 1998 through September 1999. He joined Intuit as Executive Vice President in December 1993, in connection with Intuit's acquisition of ChipSoft, Inc. (a tax preparation software company), and served in that capacity through July 1998. He was responsible for Intuit's tax and consumer finance businesses from July 1996 through July 1998. From January 1992 to December 1993, Mr. Harris served as President and Chief Operating Officer of ChipSoft. Mr. Harris holds a Bachelor of Arts degree in American Studies from Middlebury College and a Masters in Business Administration from Harvard University.

Mr. McMurtry has been a director of Intuit since August 1990. Since July 1980, he has been a general partner of various limited partnerships that, in turn, are general partners of various Technology Venture Investors venture capital partnerships. Mr. McMurtry is also a director of SpectraLink Corporation (which makes wireless telephone systems). Mr. McMurtry holds Bachelor of Arts and Bachelor of Science degrees in electrical engineering from Rice University and Master of Science and Ph.D. degree in electrical engineering from Stanford University.

BOARD OF DIRECTORS MEETINGS, COMMITTEES AND COMPENSATION

The Board of Directors met nine times during fiscal 1999. During fiscal 1999, all directors attended at least 75% of the meetings of the Board and of the committees on which he or she served.

The Board has four committees -- an Audit Committee, a Compensation Committee, an Executive Committee and a Nominating Committee.

Mr. Brody and Mr. McMurtry are currently the members of the Audit Committee and served on the Audit Committee throughout fiscal 1999. The Audit Committee met eight times during fiscal 1999. The Audit Committee reviews Intuit's financial statements and discusses separately with management and Intuit's independent accountants, the quality of the accounting principles followed, the reasonableness of the judgments made, and the clarity of the disclosure. The Audit Committee also reviews, with Intuit's independent accountants, the adequacy of Intuit's internal control systems and financial reporting procedures, reviews the general scope of Intuit's annual audit and the fees charged by the independent accountants, and reviews and monitors the performance of non-audit services by Intuit's auditors. The Audit Committee also reviews the fairness of any proposed transaction between Intuit and any member of Intuit's management (except for transactions that are reviewed by the Compensation Committee) and makes recommendations to the full Board on these matters.

Mr. Hallman and Mr. McMurtry are currently the voting members of the Compensation Committee. Mr. Hallman served on the Compensation Committee throughout fiscal 1999. Mr. Doerr served from September 1998 until January 1999 and Mr. McMurtry served during the month of August 1998, and since January 1999. Since August 1, 1998, Mr. Campbell has been a non-voting advisory member of the Compensation Committee. The Compensation Committee met five times during fiscal 1999. The Compensation Committee determines general compensation policies for Intuit, as well as specific compensation for all executive officers of Intuit. The Committee also administers the Company's stock option plans and its 1996 Employee Stock Purchase Plan.

Mr. Campbell and Mr. Cook are currently the members of the Executive Committee. The Executive Committee was established in July 1998 and did not meet during fiscal 1999. The Executive Committee serves as an administrative committee of the Board of Directors to facilitate the approval of certain corporate actions that do not require consideration by the full Board.

Mr. Brody and Mr. Cook are currently the members of the Nominating Committee. The Nominating Committee did not have any formal meetings during fiscal 1999; however, Nominating Committee matters were addressed by the Board as a whole at several Board meetings. The Nominating Committee identifies and evaluates potential new Board members and provides information for the full Board to consider. The Nominating Committee is not presently considering nominee recommendations from security holders.

Directors are not paid for their services on the Board or any committee (other than reimbursement for expenses), except that non-employee directors participate in the 1996 Directors Stock Option Plan. Mr. Brody, Mr. Doerr, Mr. Hallman and Mr. McMurtry each received option grants for 22,500 shares at an exercise price of $19.50 per share and Ms. Dubinsky received an option grant for 45,000 shares at an exercise price of $29.85 per share under this plan during fiscal 1999. See page 14 for details about this plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

All individuals who served as voting members of the Compensation Committee during fiscal 1999 (consisting of Mr. Doerr, Mr. Hallman and Mr. McMurtry) were directors of the Company, but were not current or former officers or employees of Intuit or of any Intuit subsidiary. Effective August 1, 1998, William Campbell, Chairman of the Board and the former President and Chief Executive Officer of Intuit, and current Acting Chief Executive Officer, joined the Committee as a non-voting advisory member. None of the members of the Compensation Committee have any "interlocking" relationships as defined by the Securities and Exchange Commission, in that none of them serve on the Board of Directors or Compensation Committee of any other company where an executive officer of that company is on the Board or Compensation Committee of Intuit.

In May 1998, we participated in the formation of a joint venture company, Venture Finance Software Corp. ("VFSC") that is developing certain Web-oriented finance products. In exchange for a 49% equity interest in VFSC, we granted VFSC licenses to certain technology and intellectual property rights, and we have agreed with VFSC not to compete in certain areas of server-based personal finance for a period of ten years. VFSC is receiving cash funding from other investors. Of the $46 million potential funding for VFSC, venture capital funds managed by Kleiner Perkins Caufield & Byers, of which L. John Doerr, a director of Intuit, is a general partner, have invested $750,000 and have agreed to invest up to an additional $250,000. Intuit has the option to purchase the equity interests of the other investors in VFSC between May 4, 2000 and May 4, 2002 at a price to be determined by a formula based on Intuit's stock price appreciation (subject to certain minimum return levels).

         PROPOSAL NO. 2 -- AMENDMENT TO THE CERTIFICATE OF INCORPORATION
              TO ADD 500,000,000 AUTHORIZED SHARES OF COMMON STOCK


In October 1999, the Board of Directors approved an amendment to Intuit's Certificate of Incorporation (subject to stockholder approval) to increase the number of authorized shares of Common Stock by 500,000,000 shares (from 250,000,000 shares to 750,000,000 shares). The amendment will not affect the par value of the Common Stock, which would remain $0.01 per share. We have no current plans to issue any of the additional 500,000,000 shares of Common Stock. As of October 5, 1999, approximately 189,389,242 of Intuit's 250,000,000 currently authorized shares of Common Stock were issued and outstanding. Of the remaining authorized shares of Common Stock, approximately 4,967,280 were reserved for issuance in connection with our stock incentive plans and stock purchase plan, and we expect to issue up to approximately 12,700,000 shares, and assume options with respect to up to approximately 1,800,000 shares, in connection with our recently announced proposed acquisitions of Rock Financial Corporation and Title Source, Inc. If the proposed amendment is approved, we will have approximately 541,143,478 shares of Common Stock that are authorized, but that are not currently outstanding or reserved or allocated for future issuance, as described in above.

VOTE REQUIRED FOR APPROVAL

Approval of this amendment to the Certificate of Incorporation requires the affirmative vote of the holders of a majority of the outstanding Common Stock. For the purposes of this Proposal No. 2, abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum but will not be counted as favorable votes and will therefore have the same effect as votes against Proposal No. 2. Properly executed unrevoked proxies will be voted for Proposal No. 2 unless a vote against such proposal or an abstention is indicated.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE PROPOSED
             AMENDMENT TO THE CERTIFICATE OF INCORPORATION.

PURPOSE AND EFFECT OF AMENDMENT

The Board believes that the proposed amendment to authorize an additional 500,000,000 shares of Common Stock is necessary to enable Intuit to continue issuing shares under its stock incentive plans and stock purchase plan, as well as to issue shares in connection with possible acquisitions or other corporate transactions. The proposed amendment will allow Intuit to accomplish these objectives quickly, and without any additional stockholder approval, except in situations where stockholder approval is specifically required by Intuit's charter documents, applicable laws or the rules of Nasdaq or any other system on which Intuit's securities may then be listed. The Board would have the right to determine when and on what terms shares of Common Stock would be issued.

If the proposed amendment is approved, existing stockholders will not have any rights to purchase any newly issued shares in order to maintain their proportionate ownership interests. If Intuit issues additional shares of Common Stock or securities convertible into Common Stock in the future, it would dilute the voting rights of existing stockholders and could also dilute earnings per share and book value per share of existing stockholders. The increase in authorized Common Stock could discourage or hinder efforts by other parties to obtain control of Intuit.

If the stockholders approve the amendment, the amendment will become effective when it is filed with the Delaware Secretary of State. Intuit may then issue any or all of the authorized shares of Common Stock without further approval by the stockholders, except as described above.

       PROPOSAL NO. 3 -- AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO
                 (i) INCREASE THE NUMBER OF AUTHORIZED SHARES OF
          PREFERRED STOCK FROM 1,344,918 SHARES TO 5,000,000 SHARES AND
             (ii) ELIMINATE ALL AUTHORIZED SERIES A PREFERRED STOCK

In October 1999, the Board of Directors approved an amendment to Intuit's Certificate of Incorporation (subject to stockholder approval) to increase the number of authorized shares of Preferred Stock by 3,655,082 shares (from 1,344,918 shares to 5,000,000 shares). The Amendment will not affect the par value of the Preferred Stock, which would remain $.01 per share. As of October 29, 1999, we had 1,344,918 authorized shares of Preferred Stock, of which 144,918 were designated as Series A Preferred and 250,000 were designated as Series B Preferred. No shares of Preferred Stock are currently outstanding, and we have no current intention to issue any shares of Preferred Stock.

VOTE REQUIRED FOR APPROVAL

Approval of this amendment to the Certificate of Incorporation requires the affirmative vote of the holders of a majority of the outstanding Common Stock. For the purposes of this Proposal No. 3, abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum but will not be counted as favorable votes and will therefore have the same effect as votes against Proposal No. 3. Properly executed unrevoked proxies will be voted for Proposal No. 3 unless a vote against such proposal or an abstention is indicated.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE PROPOSED
            AMENDMENTS TO THE CERTIFICATE OF INCORPORATION.

PURPOSES AND EFFECT OF AMENDMENT

The first purpose of the proposed amendment is to increase the total number of authorized shares of Preferred Stock. Intuit has not increased its authorized Preferred Stock since our initial public offering in March 1993 (the "IPO"), but since that time we have increased our authorized common stock several times. We have also issued a substantial number of common shares pursuant to financings, acquisitions of other businesses, sales under our stock option and stock purchase plans and stock splits, including our recent three-for-one stock split. In light of these increases, the Board believes it is appropriate to increase the number of authorized shares of Intuit's Preferred Stock in order to keep the number of available preferred shares roughly proportionate to the pre-split ratio of authorized preferred to common shares. The proposed additional preferred shares may be used for a variety of corporate purposes, such as financings in which investors desire to purchase preferred stock or as consideration in acquisitions, in order to provide the Board with flexibility in addressing issues and transactions that may arise in the future.

The second purpose of the proposed amendment is to eliminate all authorized shares of Intuit's Series A Preferred Stock. The Series A Preferred Stock was designated prior to Intuit's IPO and all outstanding shares of Series A Preferred Stock were automatically converted into shares of Common Stock when the IPO closed. No shares of Series A Preferred Stock have been issued since that time and none are currently outstanding. The Board believes that the remaining authorized shares of Series A Preferred Stock should be eliminated since the Board has no current plans to issue shares bearing the particular rights of the Series A Preferred Stock. (The Series B Preferred Stock that is reserved for issuance under the Rights Agreement would not be affected by the proposed amendment.)

If the stockholders approve the proposed amendments, 250,000 shares of the authorized Preferred Stock will remain designated as Series B Preferred
Stock, and the remaining 4,750,000 shares of the authorized Preferred Stock will not have any designated powers, preferences and rights and qualifications, limitations and restrictions. The Board will be authorized, without the need for any action or approval from Intuit's stockholders, to issue these undesignated shares of Preferred Stock in one or more series, to establish the number of shares to be included in each series and to fix the powers, preferences and rights of the shares of each wholly unissued series and any of its qualifications, limitations and restrictions. The terms of the undesignated Preferred Stock, including dividend rates, conversion prices, voting rights, redemption prices and similar matters will be determined by the Board of Directors without any stockholder action or approval. The Board of Directors can also increase or decrease the number of shares of any series, but not below the number of shares of any series then outstanding, without any further vote or action by the stockholders. The Board may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our Common Stock. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of Intuit and may adversely affect the market price of the Common Stock and the voting and other rights of the holders of Common Stock. We have no current plan to issue any shares of Preferred Stock.

If the stockholders approve this amendment, the amendment will become effective when it is filed with the Delaware Secretary of State. Intuit may then issue any or all of the authorized shares of Preferred Stock without further approval by the stockholders.

RIGHTS AGREEMENT BACKGROUND

Effective May 1, 1998, the Board adopted a Rights Agreement between Intuit and American Stock Transfer and Trust Company, as Rights Agent (the "Rights Agreement"). Stockholders are not currently being asked to approve any proposals relating to the Rights Agreement. The following is being provided as background information. All of the Series B Preferred Stock is reserved for issuance under the Rights Agreement. In connection with the Rights Agreement, the Board declared a dividend of one preferred share purchase right for each share of Common Stock outstanding on May 11, 1998 (the "Record Date") and further directed the issuance of one right with each share of Common Stock that is issued after the Record Date, except in specified circumstances. If a person or a group acquires 20% or more of Intuit's Common Stock (an "Acquiring Person"), or announces an intention to make a tender offer for the Common Stock, the completion of which would result in a person or group becoming an Acquiring Person, then the rights will be distributed (the "Distribution Date"). After the Distribution Date, each right may be exercised for 1/3000th of a share of Series B Preferred Stock at an exercise price of approximately $83.33 per share. The rights will expire on May 1, 2008. If, after the Distribution Date, Intuit is acquired or 50% or more of its assets are sold in a transaction with an Acquiring Person, the holders of rights (other than the Acquiring Person) will have the right to receive shares of common stock of the acquiring corporation at a substantially discounted price. The Rights Agreement is designed to protect the long-term value of Intuit for its stockholders during any future unsolicited acquisition attempt. It may, however, have the effect of delaying, deferring or preventing a change in control of Intuit. By potentially discouraging unsolicited takeover attempts, the Rights Agreement may limit the opportunity for Intuit's stockholders to dispose of the Common Stock at the higher price generally available in takeover attempts or that may be available under a merger or acquisition proposal. The Rights Agreement may also have the effect of permitting the management of Intuit, including the Board of Directors, to retain its position, and place it in a better position to resist changes that stockholders may wish to make if they are dissatisfied with the conduct of Intuit's business.

            PROPOSAL NO. 4 -- AMENDMENT TO 1993 EQUITY INCENTIVE PLAN
                       TO ADD 8,900,000 AUTHORIZED SHARES


We are asking stockholders to approve an amendment to the Intuit Inc. 1993 Equity Incentive Plan (the "Equity Plan") to increase the number of shares of Common Stock that are authorized and reserved for issuance under the Equity Plan by 8,900,000 shares (from 47,235,000 shares to 56,135,000 shares). The Equity Plan is an important part of our compensation program and we believe it is essential to our ability to attract and retain highly qualified employees in an extremely competitive environment in which employees view equity incentives as an increasingly important component of their compensation. The proposed amendment to the Equity Plan is necessary to enable us to continue providing stock-based compensation to new and current employees. The closing price of Intuit's Common Stock on the Nasdaq National Market on October 22, 1999 was $26.75. The Equity Plan is described in detail below.


VOTE REQUIRED FOR APPROVAL

Approval of this amendment to the Equity Plan requires the affirmative vote of a majority of shares of Common Stock that are voted for or against the Proposal. Intuit's executive officers and directors have an interest in approval of this Proposal because they, along with all other individuals eligible to participate in the Equity Plan, will be eligible for grants of options and other awards under the Equity Plan from the additional 8,900,000 shares. For the purposes of Proposal No. 4, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will count towards the presence of a quorum. Properly executed and unrevoked proxies will be voted for Proposal No. 4 unless a vote against such proposal or an abstention is indicated.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE PROPOSED
              AMENDMENT TO THE 1993 EQUITY INCENTIVE PLAN.

EQUITY PLAN BACKGROUND

The Equity Plan allows us to grant options and other stock-based compensation to eligible employees. The Equity Plan was adopted on February 1, 1993 and has a ten-year term. The Equity Plan has been amended five times in the past to increase the number of shares authorized for issuance. It was also amended in March 1994 to bring the Equity Plan into compliance with Section 162(m) of the Internal Revenue Code of 1986 and to expand the types of awards that are available under the Equity Plan to include performance awards payable in cash or in Common Stock. In addition, it was amended in April 1998 to make a number of amendments relating to administration of the Equity Plan and in February 1999 to provide additional benefits to participants whose employment with Intuit terminates as a result of death or permanent disability. In October 1999, the Board of Directors approved an amendment to the Equity Plan, subject to stockholder approval, to increase the number of shares of Intuit's Common Stock authorized for issuance under the Equity Plan from 47,235,000 shares to 56,135,000 shares. This is the amendment that we are asking stockholders to approve in Proposal No. 4.

The Compensation Committee currently administers the Equity Plan. Within the guidelines of the Equity Plan, the Compensation Committee determines which eligible participants will receive awards, the number of shares or amount of cash for each award and other terms and conditions of the awards. The Committee also interprets the provisions of the Equity Plan and awards granted. Since September 1994, the Committee has delegated to Mr. Campbell and/or Mr. Harris the authority to grant stock options to non-officer employees or consultants, in accordance with Intuit's option award guidelines subject to certain aggregate limits.

From the adoption of the Equity Plan through August 31, 1999, a total of 56,473,506 stock options have been granted, including options that were later terminated before they were exercised. (If any option or other award terminates without being exercised or issued, then the shares covered by the terminated option or award generally go back into the Equity Plan for future grants or awards.) Since adoption of the Equity Plan, the following "Named Officers" (see page 20 for a definition of this term) have received options under the Equity
Plan: William V. Campbell --3,675,000 shares; William H. Harris, Jr. -- 1,837,500 shares; Scott D. Cook -- 750,000 shares; David A. Kinser -- 675,000 shares; and Raymond G. Stern -- 570,000 shares. During the same time period, Intuit's current executive officers, as a group (12 people), received options to purchase a total of 9,449,440 shares under the Equity Plan, and all employees and consultants other than the current executive officers received options to purchase a total of 47,024,064 shares under the Equity Plan. No non-employee directors have received any options under the Equity Plan. As of August 31, 1999, 16,170,309 shares had been issued on exercise of options, there were 27,928,386 awards outstanding, and there were 3,121,083 shares available for future awards (not including the 8,900,000 shares for which we are seeking stockholder approval). No other types of awards have been granted under the Equity Plan since its adoption.


ELIGIBILITY

Employees, officers, directors, independent contractors, consultants, and advisors of Intuit and its affiliates and majority-owned subsidiaries are eligible to receive awards under the Equity Plan. Only employees can receive incentive stock options (described below). As of August 31, 1999, approximately 4,000 individuals were eligible to participate in the Equity Plan, and 3,300 held outstanding options. Participants are not required to pay for any awards granted to them, other than paying the exercise price if they exercise options granted to them or the purchase price for restricted stock awards. A participant may receive a maximum of 2,000,000 shares of Common Stock under the Equity Plan during the life of the Equity Plan.

TYPES OF AWARDS

Four types of awards -- stock options, restricted stock awards, stock bonus awards and performance awards -- can be granted under the Equity Plan.

Stock Options. Two types of stock options can be granted under the Equity Plan -- Incentive Stock Options (called "ISOs") and Nonqualified Stock Options (called "NQSOs"). The option exercise price for each ISO must be no less than the "fair market value" of a share of Intuit Common Stock at the time the option is granted (generally, the closing price on the Nasdaq National Market). For stockholders who hold 10% or more of our Common Stock, the exercise price of an ISO must be at least 110% of the fair market value. The option exercise price for each NQSO may be less than fair market value. However, we generally do not grant NQSOs below fair market value. The participant pays the exercise price to Intuit when he or she exercises the option. Various payment methods are permitted under the Equity Plan, including cash and "same-day sale" or margin commitments from NASD brokers.

The Compensation Committee (or its delegees) determines vesting and other terms of options when they are granted. Options for most employees generally become exercisable over a period of four years at a rate of 25% on the first anniversary of the grant, and an additional 2.0833% per month over the next three years, although some outstanding options (primarily held by officers) vest at different rates. Vesting accelerates in full if an option holder's employment with Intuit terminates as a result of death or permanent disability. Options generally have a term of ten years from the date of grant, but terminate earlier if the option holder leaves Intuit.

Restricted Stock Awards and Stock Bonus Awards. Restricted stock awards allow participants to purchase shares of stock if certain goals are met. The purchase price may be less than fair market value. Stock bonus awards allow participants to receive shares without any payment, either as compensation for past services to Intuit or if certain goals are met. Stock bonus awards can also be paid in cash (equal to the fair market value of the stock when the award is paid). Various types of goals may be established by the Compensation Committee, including completion of a certain number of years of service with Intuit, completion of individual performance goals, and achievement of company-wide financial performance goals relating to net revenue, operating income, net income, earnings per share or other financial measures. No restricted stock or stock bonus award to any individual participant can exceed 30% of the total shares reserved under the Equity Plan.

Performance Awards. A performance award is a grant of a specific number of performance "units." Each unit allows the participant to receive a specified cash payment (or shares of stock with an equivalent value) if the performance goals specified in the performance award are achieved. No performance award to any individual participant can exceed 250% of the participant's base salary at the time of the award, or $1,000,000, whichever is less. The performance factors that can be used for performance awards are the same as those used for restricted stock and stock bonus awards.

MERGERS, CONSOLIDATIONS AND OTHER CORPORATE TRANSACTIONS

If Intuit is involved in a merger, consolidation, dissolution, liquidation, sale of assets or any other similar corporate transaction in which Intuit does not continue to exist, or a merger where Intuit's pre-merger stockholders own less than a majority of the shares, any successor company may, but is not required to, assume responsibility for outstanding awards under the Equity Plan, substitute equivalent awards in exchange for outstanding awards, or compensate participants in some other manner. If the successor corporation does not assume or substitute awards, then all outstanding awards will terminate when the transaction occurs.

EQUITY PLAN AMENDMENTS

The Board (and in certain instances, the Compensation Committee of the Board) may generally terminate or amend the Equity Plan or any form of award agreement used under the Equity Plan at any time. However, neither the Board nor the Compensation Committee may amend the Equity Plan in any manner that requires stockholder approval under the Internal Revenue Code of 1986 (referred to as the "Tax Code"), without stockholder approval, and outstanding awards may not be amended without the consent of the participant.

FEDERAL INCOME TAX INFORMATION

The following information is a general summary of some of the current federal income tax consequences of the Equity Plan to participants and to Intuit. Tax laws may change, and actual tax consequences will depend on a participant's individual circumstances as well as state and local tax laws. We encourage all participants to seek tax advice when they participate in the Equity Plan.

Tax Treatment of Participants -- Incentive Stock Options. A participant generally will not recognize any income when an ISO is granted, and will not incur any tax when the option is exercised unless the participant is subject to the alternative minimum tax. If the participant exercises an ISO and holds the shares for one year or more after exercise and for two years or more after the date the option was granted, the participant generally will realize long-term capital gain or loss, rather than ordinary income or loss, when he or she sells the shares. The gain or loss will be the difference between the amount received from the sale and the amount paid for the shares. If the participant sells the shares less than a year after exercise or less than two years after grant, the participant will generally realize ordinary income to the extent the fair market value of the shares on the date of exercise exceeds the exercise price (referred to as the "Spread"). Any additional gain, or any loss, as applicable, will be a capital gain or loss, taxable at short-term capital gain rates if the shares are held twelve months or less and at long-term capital gain rates if the shares are held longer than twelve months.

Tax Treatment of Participants -- Other Awards. A participant generally will not recognize any income when an NQSO is granted. When a participant exercises an NQSO, the Spread must be recognized as ordinary income. Intuit will withhold tax on this income when an NQSO is exercised by a participant who is a current or former employee of Intuit. When the participant sells the shares, any additional gain or loss will be a capital gain or loss. Participants will generally be taxed on restricted stock, stock bonus awards and performance awards when they receive stock or cash, unless there are restrictions on the shares that enable the participant to elect to defer the tax.

Tax Treatment of Intuit. When a participant recognizes ordinary income on exercise of an NQSO or on receipt of restricted stock, a stock bonus or a performance award, Intuit will generally be entitled to a tax deduction in the amount of the ordinary income. Intuit will also be entitled to a deduction if a participant recognizes ordinary income by selling shares acquired on exercise of an ISO either before the one-year holding period or two-year holding period ends.

1998 OPTION PLAN FOR MERGERS AND ACQUISITIONS

On November 11, 1998, our Board of Directors adopted the 1998 Option Plan for Mergers and Acquisitions (the "1998 Plan") for grants of non-qualified stock options to individuals who are hired as a result of acquisitions of, or mergers with, other companies by Intuit. The 1998 Plan has been designed to meet the "broadly based plans" exemption from the stockholder approval requirement for stock option plans under the Nasdaq National Market listing requirements. Options under the 1998 Plan can only be granted to eligible individuals within 18 months following the completion of the relevant acquisition or merger. Options granted under the 1998 Plan have an exercise price not less than the fair market value of Intuit's Common Stock on the date of grant. They generally become exercisable over a four-year period based on continued service and expire ten years after the grant date. Options granted to officers hired as a result of a merger or acquisition cannot exceed 45% of all shares reserved for grant under the 1998 Plan. Other terms and conditions of the 1998 Plan are substantially the same as the Equity Plan except that only non-qualified stock options can be granted under the 1998 Plan, the 1998 Plan does not comply with the requirements for tax deductibility under Section 162(m) of the Tax Code, and adoption of and amendments to the 1998 Plan do not require approval of Intuit stockholders. Of the 6,000,000 shares reserved for issuance under the 1998 Plan, as of August 31, 1999 our Board has approved the grant of 2,619,489 non-qualified stock options in connection with four acquisitions by Intuit.

           PROPOSAL NO. 5 -- AMENDMENT TO 1996 EMPLOYEE STOCK PURCHASE
                      PLAN TO ADD 400,000 AUTHORIZED SHARES


We are asking stockholders to approve an amendment to the Intuit Inc. 1996 Employee Stock Purchase Plan (the "Purchase Plan") to increase the number of shares of Common Stock that are authorized and reserved for issuance under the Purchase Plan by 400,000 shares (from 2,400,000 shares to 2,800,000 shares). The purpose of the Purchase Plan is to offer employees of Intuit and some of its subsidiaries a convenient way to purchase shares of Intuit stock at a discounted price through payroll deductions. The Purchase Plan is an important part of Intuit's compensation program, and this proposed amendment to the Purchase Plan is necessary to enable us to continue providing this benefit to new and current employees. The closing price of Intuit's Common Stock on the Nasdaq National Market on October 22, 1999 was $26.75. The Purchase Plan is described in detail below.


VOTE REQUIRED FOR APPROVAL

Approval of this amendment requires the affirmative vote of a majority of shares of Common Stock that are voted for or against the Proposal. Intuit's executive officers have an interest in approval of this Proposal because they, along with all other individuals eligible to participate in the Purchase Plan, will be able to continue purchasing shares of Intuit stock under the favorable terms provided by the Purchase Plan. For the purposes of Proposal No. 5, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will count towards the presence of a quorum. Properly executed and unrevoked proxies will be voted for Proposal No. 5 unless a vote against such proposal or an abstention is indicated.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE PROPOSED
              AMENDMENT TO THE 1996 EMPLOYEE STOCK PURCHASE PLAN.

PURCHASE PLAN BACKGROUND

The Purchase Plan enables employees to purchase shares of Intuit stock during six-month offering periods at a discounted price based on the market value of the stock at the beginning or end of the offering period. See "Offering Periods" below. The Purchase Plan was adopted on October 7, 1996 and has a ten-year term. The Purchase Plan was amended during fiscal 1997 to change the beginning dates for future Offering Periods and to clarify certain eligibility requirements. The Purchase Plan was also amended in January 1998 and January 1999 to increase the shares available for issuance under the Purchase Plan by 600,000 and 900,000 shares respectively. In October 1999, the Board of Directors approved an amendment to the Purchase Plan, subject to stockholder approval, to increase the number of shares of Intuit's Common Stock authorized for issuance under the Purchase Plan by 400,000 (from 2,400,000 shares to 2,800,000 shares). This is the amendment that we are asking stockholders to approve in Proposal No. 5. The Compensation Committee of the Board of Directors administers the Purchase Plan and is responsible for interpreting the provisions of the Purchase Plan.


From the adoption of the Purchase Plan through August 31, 1999, a total of 1,129,377 shares have been purchased. During this period, Mr. Harris purchased 639 shares and Mr. Stern purchased 822 shares. No other Named Officers (see page 20 for a definition of this term) have purchased shares under the Purchase Plan. During the same time period, Intuit's current executive officers, as a group (12 people), purchased a total of 9,567 shares, and all employees other than the current executive officers purchased a total of 1,119,810 shares.


ELIGIBILITY

Employees of Intuit and certain subsidiaries (other than stockholders who own 5% or more of our Common Stock) are generally eligible to participate in the Purchase Plan if they work at least 20 hours per week and at least 5 months per year. As of August 31, 1999, approximately 4,300 employees were eligible to participate in the Purchase Plan, and approximately 2,300 employees were participating. Participants are not required to pay to participate in the Purchase Plan, other than paying the purchase price for the shares they purchase.

OFFERING PERIODS

Each offering of Intuit stock under the Purchase Plan is generally for a period of six months (referred to as an "Offering Period"). Offering Periods currently run from June 16 through December 15 and from December 16 through June 15. The Board can change the duration of Offering Periods for future offerings at least 15 days prior to the scheduled beginning of the first Offering Period to be affected. The first day of each Offering Period is called the "Offering Date," and the last day of each Offering Period is called the "Purchase Date."

PAYROLL DEDUCTIONS, PURCHASE PRICE AND AMOUNT OF STOCK PURCHASED

Employees participate in the Purchase Plan through payroll deductions. Employees can generally select payroll deduction rates in 1% increments from 2% to 10%, but no participant can purchase more than $25,000 of stock (based on fair market value) under the Purchase Plan during any calendar year. An employee can decrease the payroll deduction rate one time during an Offering Period, but the rate can't be increased during the Offering Period. After a participant enrolls in the Purchase Plan, the participant is automatically enrolled in subsequent Offering Periods unless the participant actively withdraws from the Purchase Plan. A participant may withdraw from any Offering Period up to 15 days before the end of the Offering Period. Accumulated payroll deductions will be returned to a participant that withdraws from the Purchase Plan. No interest accrues on payroll deductions.

When a participant enrolls in the Purchase Plan, the participant essentially receives an option to purchase shares on the Purchase Date at a purchase price equal to 85% of the fair market value of the shares on the Offering Date or the Purchase Date, whichever is lower. Unless the participant withdraws from the Purchase Plan, the purchase will take place automatically on the Purchase Date. The number of shares a participant will be able to purchase on the Purchase Date will generally be equal to the payroll deductions during the Offering Period, divided by the purchase price. However, no participant will be permitted to purchase more than two times the number of shares that he or she could have purchased if the number of shares was determined by using a purchase price of 85% of the fair market value on the Offering Date. In addition, the Compensation Committee may set a maximum number of shares that may be purchased by any participant on any Purchase Date.

MERGERS, CONSOLIDATIONS AND OTHER CORPORATE TRANSACTIONS

If Intuit is dissolved or liquidated, the current Offering Period will terminate immediately prior to the liquidation or dissolution unless the Board decides otherwise. The Board may, but is not required to, designate a date for the options to terminate and allow each participant to purchase shares with accumulated payroll deductions. If Intuit sells most of its assets or is involved in a merger with another corporation, each option under the Purchase Plan will be assumed or an equivalent option will be substituted by the successor corporation, unless the Board decides that participants will be permitted to exercise their options to purchase shares.

PURCHASE PLAN AMENDMENTS

The Board may generally amend or terminate the Purchase Plan at any time. However, the Board may not amend the Purchase Plan without stockholder approval if the amendment would increase the number of shares available under the Purchase Plan or change the eligibility requirements. In addition, the Board may not make any changes that affect existing purchase rights without the consent of the participants.

FEDERAL INCOME TAX INFORMATION

The following information is a general summary of some of the current federal income tax consequences of the Purchase Plan to participants and to Intuit. Tax laws may change, and actual tax consequences will depend on a participant's individual circumstances as well as state and local tax laws. We encourage all participants to seek tax advice when they participate in the Purchase Plan. The Purchase Plan is intended to qualify as an "employee stock purchase plan" under
Section 423 of the Tax Code.

Tax Treatment of Participants. Participants will not recognize income when they enroll in the Purchase Plan or when they purchase shares. All tax consequences are deferred until the participant disposes of the shares. If the participant holds the shares for one year or more after the Purchase Date and two years or more after the Offering Date, or if the participant dies while owning the shares, the participant will generally realize ordinary income when disposing of the shares equal to the difference between the purchase price and the fair market value of the shares on the date of disposition, or 15% of the fair market value of the shares on the Offering Date, whichever is less. Any additional gain will be taxed as long-term capital gain. If the shares are sold for less than the purchase price, there is no ordinary income, but the participant will have a long-term capital loss for the difference between the purchase price and the sale price. If a participant sells or makes a gift of the shares less than one year after the Purchase Date or less than two years after the Offering Date, the participant will generally have ordinary income equal to the difference between the purchase price and the fair market value on the Purchase Date. The difference between the sale price and the fair market value on the Purchase Date will be a capital gain or loss, taxable at short-term capital gain rates if the shares are held twelve months or less and at long-term capital gain rates if the shares are held longer than twelve months.

Tax Treatment of Intuit. When a participant recognizes ordinary income by disposing of shares before the one-year or two-year holding period ends, Intuit will generally be entitled to a tax deduction in the amount of the ordinary income.

             PROPOSAL NO. 6 -- AMENDMENT TO 1996 DIRECTORS STOCK
              OPTION PLAN TO (i) ADD 100,000 AUTHORIZED SHARES;
                (ii) INCREASE GRANT SIZES TO REFLECT A RECENT
               3-FOR-1 STOCK SPLIT; AND (iii) LENGTHEN VESTING
                       PERIODS FOR FUTURE OPTION GRANTS

We are asking stockholders to approve amendments to the Intuit Inc. 1996 Directors Stock Option Plan (the "Directors Plan") to (i) increase the number of shares of Common Stock that are authorized and reserved for issuance under the Directors Plan by 100,000 shares (from 585,000 shares to 685,000 shares); (ii) increase the number of shares issued pursuant to the options from 15,000 shares to 45,000 shares for initial grants to new directors, and from 7,500 shares to 22,500 shares for ongoing annual grants, to reflect Intuit's September 1999 3-for-1 stock split; and (iii) lengthen the vesting schedule for options granted under the Directors Plan to 4 years for initial grants and 2 years for ongoing annual grants. The Directors Plan gives non-employee directors of Intuit an opportunity to acquire an equity interest in Intuit and helps to align their interests with the interests of Intuit's stockholders. Unlike many other companies in the software industry, Intuit does not currently compensate its outside directors for their services. This means that the Directors Plan is particularly important in helping us to attract and retain well-qualified directors.

In light of our recent 3-for-1 stock split, as well as the continuing challenges in attracting and retaining well-qualified directors, we believe it is appropriate to increase the size of the grants under the Directors Plan in proportion to the stock split. To encourage continuity and provide a longer-term incentive for directors, we believe it is appropriate to increase the vesting period for options. The closing price of Intuit's Common Stock on the Nasdaq National Market on October 22, 1999 was $26.75. The Directors Plan is described in detail below.


VOTE REQUIRED FOR APPROVAL

Approval of these amendments requires the affirmative vote of a majority of shares of Common Stock that are voted for or against the Proposal. Intuit's non-employee directors (and any associates to whom they may assign the economic benefit of their options) have an interest in approval of this Proposal because the non-employee directors will be eligible for grants of options from the additional 100,000 shares and will receive larger future grants. For the purposes of Proposal No. 6, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will count towards the presence of a quorum. Properly executed and unrevoked proxies will be voted for Proposal No. 6 unless a vote against such proposal or an abstention is indicated.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE PROPOSED AMENDMENTS TO THE 1996 DIRECTORS STOCK OPTION PLAN.

DIRECTORS PLAN BACKGROUND

The Directors Plan was adopted on October 7, 1996 and has a ten-year term. In January 1998 and January 1999, the Directors Plan was amended to increase the shares available for issuance under the Directors Plan. In October 1999, the Board of Directors approved an amendment to the Directors Plan, subject to stockholder approval, to increase the number of shares of Intuit's Common Stock authorized for issuance under the Directors Plan from 585,000 to 685,000 shares. The Board of Directors also approved an amendment to the Directors Plan, subject to stockholder approval, to increase the number of shares issued pursuant to options granted to eligible directors to reflect our recent 3-for-1 stock split. These proposed new grants are described below under "Formula for Option Grants."

In February 1999, the Directors Plan was amended to provide that future option grants to eligible directors would be fully vested as of the date of grant. This amendment was adopted in order to eliminate any compensation expense that Intuit might have incurred by granting options under the Directors Plan as a result of proposed changes to the accounting standards that govern the issuance of stock options to non-employee directors. The proposed accounting changes were withdrawn in August 1999, so the Board of Directors approved an amendment to apply vesting schedules to future options granted under the Directors Plan. This proposed new vesting is described below under "Exercise Price, Vesting and Other Terms."

The three amendments described above are the amendments that we are asking stockholders to approve in Proposal No. 6.

Since the adoption of the Directors Plan, we have granted options with respect to 405,000 shares (representing options for 90,000 shares to each of Mr. Brody, Mr. Doerr, Mr. Hallman and Mr. McMurtry and options for 45,000 shares to Ms. Dubinsky), all of which are currently outstanding. No options have been granted to individuals other than non-employee directors, as indicated below. If any option terminates without being exercised, then the shares covered by the terminated option go back into the Directors Plan for future grants. The Compensation Committee of the Board administers the Directors Plan and is responsible for interpreting the provisions of the Directors Plan.

ELIGIBILITY

Under the Directors Plan, we grant non-qualified stock options to purchase shares of Intuit Common Stock to each director who is not a current or former employee, according to a fixed formula that is described below. There are currently five directors eligible to receive options. No other individuals are eligible to participate in the Directors Plan. Directors are not required to pay to participate in the Directors Plan, other than paying the exercise price for the options they exercise.

FORMULA FOR OPTION GRANTS

We grant options to eligible directors under the Directors Plan according to a fixed, nondiscretionary formula. The formula currently provides for grants of 15,000 shares when eligible directors join the Board (or upon adoption of the Directors Plan for directors serving at that time). In addition, each eligible director currently receives an option for 7,500 shares on each anniversary of his or her initial grant if he or she continues to serve on the Board. In order to reflect our recent 3-for-1 stock split, we are proposing to amend the Directors Plan so that the initial grants will increase to 45,000 shares, and the subsequent annual grants will increase to 22,500 shares.

Mr. Brody, Mr. Doerr, Mr. Hallman and Mr. McMurtry each received grants of 45,000 shares (as adjusted for the stock split) on adoption of the Directors Plan in November 1996, and additional grants of 22,500 shares (as adjusted for the stock split) on November 25, 1997 and November 25, 1998. They are scheduled to receive additional grants of 7,500 shares on November 25, 1999. If stockholders approve the proposed amendments to the Directors Plan, these directors will receive additional grants for 15,000 shares immediately following the Annual Meeting, so that their total annual grants for their year of service will be 22,500 shares. Ms. Dubinsky received a grant for 45,000 shares (as adjusted for the stock split) when she joined the Board on February 24, 1999. If stockholders approve the proposed amendments to the Directors Plan, she will receive an annual grant of 22,500 shares on February 24, 2000.

EXERCISE PRICE, VESTING AND OTHER TERMS

The exercise price for each option is the fair market value of Intuit's Common Stock at the time the option is granted. Options granted before February 19, 1999 become exercisable over a period of four years at a rate of 25% on the first anniversary of the grant, and an additional 2.0833% per month over the next three years. Under the current Directors Plan, options granted on or after February 19, 1999 are fully vested and immediately exercisable as of the date of the option grant. If stockholders approve the proposed amendments to the Directors Plan, all future initial grants will vest over 4 years, at a rate of 25% on the first anniversary of the grant, and an additional 2.0833% per month over the next 3 years. All subsequent annual grants to directors who continue serving on the Board will vest over 2 years, at a rate of 50% on the first anniversary of the grant, and an additional 4.166% per month over the next year. Because the November 25, 1999 annual grants for 7,500 shares will take place prior to stockholders' approval of the revised vesting schedule, those grants will be fully vested on the date of grant. All options will become fully vested if a director's services to Intuit terminate as a result of the director's death or permanent disability. Options have a term of ten years from the date of grant, but they terminate earlier if the director is no longer a director or consultant to Intuit. The Directors Plan allows directors to pay the exercise price of their options through various methods, including cash and "same-day sale" or margin commitments from NASD brokers.

MERGERS, CONSOLIDATIONS AND CHANGES OF CONTROL

If Intuit is liquidated, is involved in a merger (where Intuit is not the surviving corporation or where Intuit's pre-merger stockholders own less than a majority of the shares), sells substantially all of its assets or is involved in a tender offer or similar transaction covering a majority of its shares, the vesting of all options granted under the Directors Plan will accelerate and the options will become fully exercisable on the terms and conditions determined by the Board.

DIRECTORS PLAN AMENDMENTS

Generally, the Board may amend or terminate the Directors Plan at any time. However, the Board may not amend the Directors Plan without stockholder approval if the amendment would increase the number of shares available under the Directors Plan or change the eligibility requirements. In addition, the Board may not make any changes that affect outstanding options without the consent of the option holders.

FEDERAL INCOME TAX INFORMATION


All options granted under the Directors Plan are non-qualified stock options. The tax treatment for participants and Intuit is the same as for NQSOs under the Equity Plan (see pages 10 and 11).

                                NEW PLAN BENEFITS


The following table shows all expected fiscal 2000 option grants under the Directors Plan for the "Named Officers" (defined on page 20) and for the groups of people indicated, assuming that the stockholders approve Proposal No. 6. All currently expected fiscal 2000 grants (consisting of grants under the Directors
Plan) will be made in November 1999 or February 2000, with an exercise price equal to the closing price of Intuit's Common Stock on the grant date. During fiscal 1999, grants with respect to 135,000 shares were made to directors who are not officers of the Company. No grants will be made under the Directors Plan during fiscal 2000 to any individuals other than eligible non-employee directors. Future awards and purchases under the Equity Plan and the Purchase Plan are not included in the table. We can't determine them currently because awards under the Equity Plan are made at the discretion of the Compensation Committee, and grants and purchases by employees under the Purchase Plan are voluntary.



                                            EXERCISE PRICE          NUMBER
      NAME AND POSITION                       (PER SHARE)         OF SHARES
      -----------------                     --------------        ---------
William V. Campbell
Chairman and Acting Chief Executive
Officer                                           --                 --

William H. Harris, Jr.
Fiscal 1999 President and Chief
Executive Officer                                 --                 --

Scott D. Cook
Chairman of the Executive Committee of
the Board of Directors                            --                 --

David A. Kinser
Senior Vice President                             --                 --

Raymond G. Stern
Senior Vice President                             --                 --

All current executive officers as a
group (12 people)                                 --                 --

All current directors who are not
executive officers as a group
(6 people)                                        $*            100,000

All employees, including officers who
are not executive officers, as a group            --                 --

-------------
* The exercise price will be the closing price of Intuit's Common Stock on the date of the option grant.

                 PROPOSAL NO. 7 -- RATIFICATION OF SELECTION OF
                              INDEPENDENT AUDITORS

We have selected Ernst & Young LLP as our independent auditors to perform the audit of Intuit's financial statements for the fiscal year ending July 31, 2000, and we are asking stockholders to ratify our selection. Representatives of Ernst & Young LLP are expected to be present at the Meeting. They will have the opportunity to make a statement at the Meeting if they wish to do so, and they will be available to respond to appropriate questions from stockholders.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF
                       THE SELECTION OF ERNST & YOUNG LLP.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


The following table shows shares of Intuit's Common Stock that we believe are owned as of August 31, 1999 by (i) each stockholder owning 5% or more of the Common Stock, (ii) each Named Officer (defined on page 20), (iii) each director and (iv) all current directors and executive officers as a group. We have included in shares owned by each stockholder all options held by the stockholder that are exercisable within 60 days of August 31, 1999 (which would be October 30, 1999).





                      NAME OF                              AMOUNT AND NATURE OF          PERCENT
                 BENEFICIAL OWNER                         BENEFICIAL OWNERSHIP(1)       OF CLASS
                 ----------------                         -----------------------       --------
Scott D. Cook (2)..................................              18,978,681               10.1%
FMR Corp. (3)......................................              20,627,130               11.0
Putnam Investments, Inc. (4).......................              14,780,049                7.9
Jennison Associates LLC (5)........................              10,880,700                5.8
William V. Campbell (6)............................               1,973,649                1.0
William H. Harris, Jr. (7).........................                 549,888                  *
David A. Kinser (8)................................                 145,311                  *
Raymond G. Stern (9)...............................                  84,996                  *
Christopher W. Brody (10)..........................                 193,590                  *
L. John Doerr (11).................................                 270,621                  *
Donna L. Dubinsky (12).............................                  48,456                  *
Michael R. Hallman (13)............................                 139,218                  *
Burton J. McMurtry (14)............................                 375,648                  *
All current directors and executive
  officers as a group (18 people) (15).............              23,633,334               12.6


---------------------
*   Indicates ownership of less than 1%.

1. Unless indicated in the notes, each stockholder has sole voting and investment power for all shares shown, subject to community property laws that may apply to create shared voting and investment power.

2. Mr. Cook is Chairman of the Executive Committee of Intuit's Board of Directors. His address is 2535 Garcia Avenue, Mountain View, California 94043. The shares listed in the table include 18,572,433 shares held by trusts of which Mr. Cook is a co-trustee. The remaining 406,248 shares represent shares issuable upon exercise of options held by Mr. Cook.

3. The address of Fidelity Management & Research ("FMR") is 82 Devonshire Street, Boston, Massachusetts 02019. We obtained information about shares owned by FMR from a Schedule 13F filed by FMR with the SEC as of June 30, 1999. We have been advised that the beneficial ownership of Intuit's shares arises in the context of passive investment activities by various accounts managed by the FMR companies and their affiliates. These accounts are institutional investors engaged in the investment business.


4. The address of Putnam Investments, Inc. ("PI") is One Post Office Square, Boston, Massachusetts 02109. We obtained information about shares owned by PI from a Schedule 13F filed by PI with the SEC as of June 30, 1999. As reported in PI's earlier Schedule 13G's, securities reported as being beneficially owned by PI consist of securities beneficially owned by subsidiaries of PI, which in turn include securities beneficially owned by clients of such subsidiaries. PI, which is a wholly-owned subsidiary of Marsh & McLennan Companies, Inc., wholly owns two other subsidiaries, Putnam Management and Putnam Advisory. Both subsidiaries have dispositive power over the shares as investment managers, but each of the mutual funds' trustees have voting power over the shares held by each fund, and Putnam Advisory has shared voting power over the shares held by institutional clients of the fund. The Schedule 13G includes a disclaimer that the filing is not an admission that they are, for the purposes of Section 13(d) and 13(g), the beneficial owner of any securities covered by the Schedule 13G, and that neither of them has any power to vote or dispose of, or direct the voting or disposition of, any of the securities covered by the Schedule 13G.

5. The address of Jennison Associates LLC ("Jennison") is 466 Lexington Avenue, New York, New York 10017. We obtained information about shares owned by Jennison from a Schedule 13F filed by Jennison with the SEC as of June 30, 1999. We are advised that Jennison furnishes investment advice to several investment companies, insurance separate accounts, and institutional clients. As a result of its role as an investment advisor, Jennison may be deemed to be the beneficial owner of the shares of Intuit's common stock. The Prudential Insurance Company of America owns 100% of the equity interests of Jennison. As a result, Prudential may be deemed to have the power to exercise voting or dispositive power of such common stock.

6. Mr. Campbell is Chairman and Acting Chief Executive Officer of Intuit. The shares listed in the table represent shares issuable upon exercise of options held by Mr. Campbell. Subsequent to the date of this table, Mr. Campbell exercised and sold 150,000 of his option shares.

7. Mr. Harris is a director of Intuit and, until September 27, 1999, was its President and Chief Executive Officer. The shares listed in the table include 549,249 shares issuable upon exercise of options held by Mr. Harris. Subsequent to the date of this table, Mr. Harris exercised and sold 210,000 of his option shares.

8. Mr. Kinser is a Senior Vice President of Intuit. The shares listed in the table represent shares issuable upon exercise of options held by Mr. Kinser.

9. Mr. Stern is a Senior Vice President of Intuit. The shares listed in the table represent shares issuable upon exercise of options held by Mr. Stern. Subsequent to the date of this table, Mr. Stern exercised and sold 30,000 of his option shares.

10. Mr. Brody is a director of Intuit. The shares listed in the table include 43,590 shares issuable upon exercise of options held by Mr. Brody. Of the remaining shares, 150,000 are held by Vantage Partners LLC, of which Mr. Brody is chairman and 100% owner.

11. Mr. Doerr is a director of Intuit. The shares listed in the table include 43,590 shares issuable upon exercise of options held by Mr. Doerr.

12. Ms. Dubinsky is a director of Intuit. The shares listed in the table include 45,000 shares issuable upon exercise of options held by Ms. Dubinsky. The remaining 3,456 shares are held by a trust of which Ms. Dubinsky is the sole trustee.

13. Mr. Hallman is a director of Intuit. The shares listed in the table include 43,590 shares issuable upon exercise of options held by Mr. Hallman.

14. Mr. McMurtry is a director of Intuit. The shares listed in the table include 332,058 shares held by a trust of which Mr. McMurtry is a co-trustee. The remaining 43,590 shares represent shares issuable upon exercise of options held by Mr. McMurtry.

15. The shares listed in the table include 4,242,114 shares issuable upon exercise of options. The total reflects all shares and options held by individuals described in Notes 2 and 6 through 14, plus an additional 9,975 shares and 863,301 options.

                             EXECUTIVE COMPENSATION


The following table shows compensation earned during fiscal 1997, 1998 and 1999 by Intuit's fiscal 1999 Chief Executive Officer and Intuit's four most highly compensated executive officers for fiscal 1999, other than the Chief Executive Officer. These people are referred to as the "Named Officers." Titles shown in the table are titles held during fiscal 1999. Effective September 27, 1999, Mr. Harris resigned as President and Chief Executive Officer but remains on the Board of Directors. Mr. Campbell is currently Acting Chief Executive Officer. Mr. Kinser joined Intuit during fiscal 1997 and Mr. Stern joined Intuit during fiscal 1998. The information in the table includes salaries, bonuses, performance sharing, stock options granted and other miscellaneous compensation. Intuit has not granted stock appreciation rights or restricted stock awards and has no long-term compensation benefits other than stock options. For information about employment contracts and termination or change-of-control arrangements between Intuit and the Named Officers see below.


                           SUMMARY COMPENSATION TABLE


                                                                                              LONG-TERM
                                                                                            COMPENSATION
                                                           ANNUAL COMPENSATION                 AWARDS
                                               -----------------------------------------    -------------
                                                                            OTHER ANNUAL     SECURITIES         ALL OTHER
           NAME AND               FISCAL                                    COMPENSATION     UNDERLYING       COMPENSATION
    FY99 PRINCIPAL POSITION       YEAR         SALARY ($)    BONUS($)(1)        ($)(2)      OPTIONS(#)(3)        ($)(4)
    -----------------------       ----         ----------    -----------    ------------    -------------     ------------
William H. Harris, Jr.            1999         $451,731        $514,272         $7,748               --          $2,658
President and                     1998          386,827         217,803          7,748               --           1,500
Chief Executive Officer           1997          313,085          99,875         78,268        1,650,000           1,500

William V. Campbell               1999          475,000         378,813             --               --              --
Chairman of the Board             1998          489,981         516,424             --               --              --
                                  1997          372,246         491,748             --        1,725,000              --

Scott D. Cook                     1999          358,654         297,500             --               --              --
Chairman of the                   1998          361,731         251,771             --          750,000              --
Executive Committee               1997          292,246          88,135             --               --              --

David A. Kinser                   1999          298,846         320,500             --          300,000              --
Senior Vice President             1998          274,673         157,186             --          150,000              --
                                  1997           91,346          81,694             --          225,000              --

Raymond G. Stern                  1999          300,000         233,250             --          270,000              --
Senior Vice President             1998          191,971         234,616             --          300,000              --
                                  1997              N/A             N/A            N/A              N/A             N/A

---------------------
(1) Includes performance-based bonuses and payments under Intuit's performance sharing plan for all individuals. Mr. Stern's fiscal 1998 bonus total includes a $125,000 signing bonus. Mr. Kinser's bonuses include a $50,000 signing bonus for fiscal 1997 and a payment of $81,000 pursuant to a compensation agreement with Mr. Kinser for fiscal 1999.

(2) Fiscal 1997 compensation for Mr. Harris includes $70,520 in relocation expenses. All other amounts reflect a car allowance.


(3) Consists of options granted under Intuit's 1993 Equity Incentive Plan. See Option Grants in Fiscal 1999 on page 21.


(4) The amounts for Mr. Harris consist of Intuit matching contributions under Intuit's 401(k) retirement plan.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

On March 30, 1994, we entered into a Letter Agreement of Employment with William
V. Campbell, who served as President and Chief Executive Officer from April 1994 through July 1998, has served as Chairman since August 1998 and now serves as Acting Chief Executive Officer. Some terms of the agreement have expired, but the following terms have been in effect since the beginning of fiscal 1997:
Under the agreement, Mr. Campbell's base salary is reviewed annually and he participates in our annual executive bonus program under which he can earn a bonus of up to 100% of his base salary. Under the agreement, Mr. Campbell's employment may be terminated by Intuit or Mr. Campbell at any time. However, if we terminate his employment without "cause," we must continue to pay his salary and health benefits for six months after his termination or until he accepts another position, whichever is earlier.

On June 11, 1997, we granted options to William V. Campbell and to William H. Harris, Jr. to purchase 1,500,000 shares of Common Stock. On August 1, 1997 we granted an option to Scott D. Cook to purchase 750,000 shares of Common Stock. The options for Mr. Campbell and Mr. Harris vest at a rate of 20% on the date of grant and 1.6667% per month after that for four years. The option for Mr. Cook vests 25% one year after the date of grant and an additional 2.0833% per month after that for three years. However, the vesting for each of these options will accelerate by two years (so the options will become fully vested) if and when there is a change in control of Intuit. The acceleration may be subject to some Tax Code limits.

OPTION GRANTS IN FISCAL 1999


The following table shows information about stock option grants to the Named Officers during fiscal 1999. These options are included in the Summary Compensation Table on page 20. All options were granted at fair market value under the 1993 Equity Incentive Plan, which is described beginning on page 8. The options have ten-year terms. The rules of the Securities and Exchange Commission require us to show hypothetical gains that the Named Officers would have for these options at the end of their ten-year terms. These gains are calculated assuming annual compound stock price appreciation of 5% and 10% from the date the option was originally granted to the end of the option term. THE 5% AND 10% ASSUMED ANNUAL COMPOUND RATES OF STOCK PRICE APPRECIATION ARE REQUIRED BY SEC RULES. THEY ARE NOT INTUIT'S ESTIMATE OR PROJECTION OF FUTURE STOCK PRICES.



                                                          INDIVIDUAL GRANTS
                              ---------------------------------------------------------------     POTENTIAL REALIZABLE VALUE
                               NUMBER OF                                                          AT ASSUMED ANNUAL RATES OF
                                SHARES         % OF TOTAL                                          STOCK PRICE APPRECIATION
                              UNDERLYING     OPTIONS GRANTED      EXERCISE OR                          FOR OPTION TERM
                               OPTIONS       TO EMPLOYEES IN       BASE PRICE      EXPIRATION     --------------------------
           NAME               GRANTED(#)       FISCAL 1999           ($/SH)           DATE            5%            10%
------------------------      -----------    ----------------     -----------     -----------     ----------    -----------
William H. Harris, Jr.              --               --                  --              --               --             --

William V. Campbell                 --               --                  --              --               --             --

Scott D. Cook                       --               --                  --              --               --             --

David A. Kinser                150,000(1)          1.99%            $16.375         8/03/08       $4,017,014    $10,180,030
                               150,000(2)                            26.208         5/07/09

Raymond G. Stern               120,000(3)          1.79              16.375         8/03/08        3,708,120      9,397,104
                               150,000(2)                            26.208         5/07/09

---------------------
(1) This option vests as to 1.67% per month from September 3, 1998 through August 3, 1999, then increases to 3.33% per month from September 3, 2000 through August 3, 2002.

(2) This option vests 50% on the first anniversary of the date of grant (May 7, 2000) and 4.1667% per month from June 7, 2000 through May 7, 2001.

(3) This option vests as to 1/48 of the shares each month from September 3, 1998 through August 3, 2002.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

The following table shows information about the value realized on option exercises for each of the Named Officers during fiscal 1999, and the value of their unexercised options at the end of fiscal 1999. All options were granted under the Equity Plan. Value realized, or gain, is measured as the difference between the exercise price and the price at which the shares were sold on the date of exercise. Value at fiscal year end is measured as the difference between the exercise price and fair market value on July 31, 1999 which was $81.8125.

   AGGREGATED OPTION EXERCISES IN FISCAL 1999 AND JULY 31, 1999 OPTION VALUES


                                                                          NUMBER OF                  VALUE OF UNEXERCISED
                                                                    UNEXERCISED OPTIONS AT         IN-THE-MONEY OPTIONS AT
                                                                      FISCAL YEAR-END(#)              FISCAL YEAR-END($)
                                SHARES ACQUIRED     VALUE        ----------------------------    ----------------------------
           NAME                  ON EXERCISE(#)   REALIZED($)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
--------------------------      ---------------   -----------    -----------    -------------    -----------    -------------
William H. Harris, Jr.....          750,750       $10,750,456       389,874        696,876        $6,645,093       $12,641,360

William V. Campbell.......          600,000        12,278,581     1,809,585        720,315        35,516,264        13,034,452

Scott D. Cook.............               --                --       359,373        390,627         6,566,044         7,137,081

David A. Kinser...........          180,000         2,913,470        53,748        441,252           814,223         4,621,090

Raymond G. Stern..........          168,750         2,192,787        58,746        342,504           836,689         2,886,046

The following pages contain a report issued by our Compensation Committee relating to executive compensation for fiscal 1999, and a chart titled "Company Stock Price Performance." Stockholders should be aware that under SEC rules, the Compensation Committee report and the stock price performance chart are not considered "filed" with the SEC under the Securities Exchange Act of 1934, and are not incorporated by reference in any past or future filing by Intuit under the Securities Exchange Act of 1934 or the Securities Act of 1933 unless these sections are specifically referenced.

                         COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE


The Compensation Committee of our Board of Directors makes all final decisions about compensation for executive officers. Mr. Hallman served on the Compensation Committee throughout fiscal 1999. Mr. Doerr served from September 1998 until January 1999 and Mr. McMurtry served during the month of August 1998, and since January 1999. Since August 1, 1998, Mr. Campbell has been a non-voting advisory member of the Compensation Committee, but he does not participate in discussions or decisions about his own compensation. For more background about the Compensation Committee, see page 5.


GENERAL COMPENSATION POLICY FOR EXECUTIVE OFFICERS

The Compensation Committee establishes the general compensation policy for all executive officers. The general compensation policy is that cash compensation should vary with Intuit's performance, and any long-term awards should be closely aligned with the long-term interests of our stockholders. The Committee creates long-term equity incentives for executive officers by granting stock options under the 1993 Equity Incentive Plan and by allowing officers to participate in the 1996 Employee Stock Purchase Plan. The Compensation Committee also administers our 1993 Equity Incentive Plan and our 1996 Employee Stock Purchase Plan. Options and participation in our Purchase Plan provide value for executives only if our stock price increases, and only if the executives remain with Intuit until their options vest, and until the end of the Purchase Plan offering periods. On November 11, 1998,

Intuit's Board of Directors adopted the 1998 Option Plan for Mergers and Acquisitions to facilitate grants of nonqualified stock options to individuals who are hired as a result of an acquisition or merger by Intuit. Options granted to officers hired as a result of a merger or acquisition cannot exceed 45% of all shares reserved for grant under the 1998 Plan and must be granted within 18 months of the closing of the merger or acquisition. See page 11 for a description of the 1998 Plan.

The Compensation Committee generally reviews base salary levels and target bonuses for the Chief Executive Officer, the Chairman and other executive officers near the beginning of each fiscal year. In determining compensation for a specific officer, the Compensation Committee considers many factors, including the compensation of executive officers of companies comparable to Intuit, the officer's individual performance, the officer's current compensation and Intuit's recent financial performance. Specifically, officer compensation is compared to competitive market compensation levels of comparable companies to determine base salary range midpoints, target bonuses and target total cash compensation. Stock option grant policies of other companies, if available, are also reviewed and compared. For executive officers other than the Chief Executive Officer and the Chairman, the Compensation Committee gives considerable weight to the recommendations of the Chief Executive Officer and the Chairman.

FISCAL 1999 EXECUTIVE COMPENSATION

Base Compensation. The Committee used the Radford Executive Benchmark Salary Survey to determine comparable base salaries for executive officers. Comparable companies selected for the survey included approximately 35 companies in the computer industry -- primarily software companies. The Compensation Committee seeks to place the base salary of each executive within the market salary range for the position, with the actual salary position in the range based on the Committee's assessment of the individual's job performance.

Incentive Compensation. For fiscal 1999, the Compensation Committee approved incentive bonus plans for Intuit's executive officers and other senior-level managers. Executive bonuses were based on achievement of pre-determined objectives for Intuit, as well as objectives for the officer's business or functional unit and personal objectives for the individual officer. Intuit objectives were based on revenue and operating income results. Business or functional unit goals were based on business unit revenue, contribution and operational factors such as customer satisfaction. Individual objectives related to budget/expense management, process improvement and employee management. The weight given to each of these factors varied from officer to officer. Individual bonuses for fiscal 1999 to Intuit's executive officers who were with Intuit for the full year ranged from $37,800 to $465,700.

Performance Sharing. Executive officers also participate in Intuit's performance sharing plan. The performance sharing plan generally provides payments to each full-time employee equal to a certain percentage of the employee's base earnings. The percentage, which is the same for all participating employees, is determined based on Intuit's achievement of specified revenue growth and operating profit goals. Individual performance sharing payments for fiscal 1999 to Intuit's executive officers who were with Intuit for the full year ranged from $16,100 to $48,500.


Stock Options. The Committee grants stock options to help retain executive officers and to align their interests with stockholders' interests. Stock options are usually granted to executive officers when they first join Intuit. Officers generally receive additional grants when their responsibilities increase significantly, and they are also eligible for additional grants in connection with their annual performance evaluations depending on their performance level. The Committee may grant options at other times if it believes options are a necessary or appropriate retention incentive. While options generally vest at varying rates over a four-year period to provide a long-term incentive for executives to remain with Intuit, the Committee occasionally provides faster vesting, to provide a more immediate benefit in response to competitive factors. The Committee determines the number of options based on competitive factors, as well as on the executive's anticipated future contribution, his or her ability to impact corporate and/or business unit results, past performance, consistency within the executive's peer group and the current number of vested and unvested options held by the executive. The Committee granted options for 2,233,500 shares to current executive officers during fiscal 1999, including 570,000 shares for grants to Named Officers. All grants were made in connection with periodic performance and compensation evaluations. See Option Grants in Fiscal 1999 on page 21. The Committee believes that these grants were necessary in order to retain key executive talent in a very competitive environment.

Intuit Performance and CEO Compensation. For fiscal 1999, Mr. Harris, who was Intuit's President and Chief Executive Officer during fiscal 1999, received a base salary of $450,000, a performance-based bonus of $465,750 and performance-sharing payments of $48,522. In determining base salary at the beginning of fiscal 1999, the Committee considered the Radford Executive Benchmark Salary Survey, as well as the performance of Intuit and Mr. Harris during fiscal 1998. The bonus amount for fiscal 1999 was determined at the same time that fiscal 2000 salary adjustments were made, and it represents slightly more than his fiscal 1999 salary. The Committee concluded that the bonus amount was appropriate to recognize Mr. Harris' efforts in expanding Intuit's Internet-based businesses. In determining the bonus amount, the Committee also reviewed current comparable market information indicating that Mr. Harris' total compensation was somewhat below market. The bonus amount was intended to bring Mr. Harris' total cash compensation more in line with market levels. Although Mr. Harris did not receive any option grants during fiscal 1999, he received grants for a total of 1,650,000 shares during fiscal 1997.


Compliance with Section 162(m) of the Internal Revenue Code of 1986. Certain types of compensation are tax deductible for Intuit under Section 162(m) of the Tax Code only if performance criteria are specified in detail, and payments are contingent on stockholder approval of the compensation arrangement. The Equity Incentive Plan complies with the requirements of Section 162(m) of the Tax Code. Intuit does not expect that the cash compensation it pays in fiscal 2000 will be affected by the requirements of Section 162(m). However, since corporate objectives may not always be consistent with the requirements for full deductibility, it is conceivable that Intuit may enter into compensation arrangements in the future under which payments are not deductible under Section 162(m).

                                      FISCAL 1999 COMPENSATION COMMITTEE MEMBERS

                                      Michael R. Hallman
                                      Burton J. McMurtry
                                      L. John Doerr

                         COMPANY STOCK PRICE PERFORMANCE

The graph below compares the cumulative total stockholder return on Intuit Common Stock for the last five full fiscal years with the cumulative total return on the Nasdaq National Market -- U.S. Index and the Hambrecht & Quist Technology Index for the same period. The graph assumes that $100 was invested in Intuit Common Stock and in each of the other indexes on July 31, 1994 and that all dividends were reinvested. The comparisons in the graph below are based on historical data (with Intuit Common Stock prices based on the closing price on the dates indicated) and are not intended to forecast the possible future performance of Intuit's Common Stock.


                  COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN
            AMONG INTUIT INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
                   AND THE HAMBRECHT & QUIST TECHNOLOGY INDEX


                                                 Cumulative Total Return (in dollars)
                                    -------------------------------------------------------------
                                    7/94       7/95       7/96        7/97       7/98        7/99
                                    ----       ----       ----        ----       ----        ----
INTUIT INC.                         100        240        194         140        276         455
NASDAQ STOCK MARKET (U.S.)          100        140        153         226        266         379
HAMBRECHT & QUIST TECHNOLOGY        100        186        179         302        326         526


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


Since August 1, 1998, there have not been any transactions involving more than $60,000 between Intuit and any executive officers, directors or 5% stockholders or any of their immediate family members, except for salary, bonuses and other compensation, described as required in Executive Compensation (beginning on page
20), the employment contract and termination of employment and change-in-control arrangements described on page 20, grants of options to non-employee directors described on page 14, and the transactions described below.


On March 13, 1998, the Compensation Committee of the Board of Directors approved loans to Raymond Stern and Mark Goines, two Senior Vice Presidents of Intuit, in connection with their relocation. For Mr. Stern, the principal amount of the loan was $170,000, the interest rate was 5.54% per year, and all interest and principal were due no later than 5 years from the date of the loan (or upon termination of Mr. Stern's employment with Intuit). The loan was secured by Mr. Stern's former residence, which was subsequently sold, and Mr. Stern repaid the loan in full in the second fiscal quarter (ended January 31, 1999). For Mr. Goines, the principal amount of the loan was $200,000, the interest rate is 5.54% per year, interest is payable annually and principal is due no later than 5 years from the date of the loan (or upon termination of Mr. Goines' employment with Intuit). For as long as Mr. Goines remains an employee of Intuit, $20,000 of principal amount will be forgiven each year on the anniversary of the loan, up to $100,000. In accordance with this provision, $20,000 of the loan was forgiven on May 3, 1999 and the amount outstanding as of August 31, 1999 was $180,000. The loan is secured by his residence.

In May 1998, we participated in the formation of a joint venture company, Venture Finance Software Corp. ("VFSC"), that is developing certain Web-oriented finance products. In exchange for a 49% equity interest in VFSC, we granted VFSC licenses to certain technology and intellectual property rights, and we have agreed with VFSC not to compete in certain areas of server-based personal finance for a period of ten years. VFSC is receiving cash funding from other investors. Of the $46 million potential funding for VFSC, venture capital funds managed by Kleiner Perkins Caufield & Byers, of which L. John Doerr, a director of Intuit, is a general partner, have invested $750,000 and have agreed to invest up to an additional $250,000. Intuit has the option to purchase the equity interests of the other investors in VFSC between May 4, 2000 and May 4, 2002 at a price to be determined by a formula based on Intuit's stock price appreciation (subject to certain minimum return levels).


Eric Dunn, Intuit's Senior Vice President and Chief Technology Officer, is President and a director of VFSC and is devoting substantially all of his time to the management of VFSC. Pursuant to an Operating Agreement between Intuit and VFSC, all of VFSC's development and commercialization efforts, as well as operating services (such as financing and accounting) are performed by Intuit and its employees. Intuit receives payments from VFSC based on Intuit's costs of providing these services. Consistent with the Operating Agreement, Mr. Dunn continues to receive salary and bonus compensation from Intuit for his services to VFSC. In addition, in connection with the formation of VFSC, Mr. Dunn received an option to purchase shares of stock of VFSC representing approximately 5% of the outstanding shares. The option generally vests at the end of four years, with monthly prorated vesting if Mr. Dunn is terminated without cause prior to four years, and no vesting if Mr. Dunn voluntarily resigns prior to four years. However, if Intuit elects to exercise the Purchase Option, vesting of Mr. Dunn's option will accelerate. The percentage of the option that will vest will depend on the then-current value of VFSC, with a higher value leading to a greater percentage vesting. Any shares purchased by Mr. Dunn on exercise of his option will be purchased by Intuit, along with the equity interests of other investors, and at the same formula price, if and when Intuit exercises the Purchase Option. Mr. Dunn is not eligible to receive any additional Intuit stock options during his tenure with VFSC.

                              STOCKHOLDER PROPOSALS

Under SEC rules, any stockholder who intends to present a proposal at Intuit's next Annual Meeting of Stockholders must submit the proposal to Intuit, at our principal executive offices, no later than July 1, 2000 in order for the proposal to be included in our Proxy Statement and proxy for the meeting. Any stockholder who wishes to bring a proposal before the Intuit 2001 Annual Meeting of Stockholders, but does not wish to include it in the Company's proxy materials, must provide written notice of the proposal to Intuit's Secretary, at our principal executive offices, after July 31, 2000 and before August 30, 2000.

                       SECTION 16(a) BENEFICIAL OWNERSHIP
                              REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Intuit's directors, executive officers, and 10% stockholders to file forms with the SEC to report their ownership of Intuit shares and any changes in ownership. Anyone required to file forms with the SEC must also send copies of the forms to Intuit. We have reviewed all forms provided to us. Based on that review and on written information given to us by our executive officers and directors, we believe that all Section 16(a) filing requirements were met during fiscal 1999, except that Mr. Cook filed one late Form 4 with respect to two sales of Common Stock in June 1999.

                                 OTHER BUSINESS

Our Board of Directors does not currently intend to bring any other business before the Meeting, and is not aware of any other business to be brought before the Meeting. If any other business is properly brought before the Meeting, the proxies will be voted in accordance with the judgment of the proxy holders.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                                   INTUIT INC.
                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                                NOVEMBER 30, 1999



        The undersigned hereby appoints William V. Campbell, Greg J. Santora and Catherine L. Valentine, or any of them, each with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of Intuit Inc. to be held at 8:00 a.m. P.S.T. on November 30, 1999, at Intuit's offices at 2550 Garcia Avenue, Mountain View, California, and at any adjournments or postponements thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present at the meeting on the following matters:

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF ALL NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS AND FOR PROPOSALS 2, 3, 4, 5, 6 AND 7.

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF INTUIT. THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR ELECTION AND FOR PROPOSALS 2, 3, 4, 5, 6 AND
7. IN THEIR DISCRETION, THE PROXY HOLDERS ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF TO THE EXTENT AUTHORIZED BY RULE 14a-4(c) PROMULGATED BY THE SECURITIES AND EXCHANGE COMMISSION AND BY APPLICABLE STATE LAWS (INCLUDING MATTERS THAT THE PROXY HOLDERS DO NOT KNOW, A REASONABLE TIME BEFORE THIS SOLICITATION, ARE TO BE PRESENTED).

       (CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)

                         PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE!

                         ANNUAL MEETING OF STOCKHOLDERS
                                  INTUIT INC.

                                NOVEMBER 30, 1999



[X]   PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.

                                FOR                 WITHHOLD
                         all nominees listed        AUTHORITY
                         (except as indicated     to vote for all
                           to the contrary)      nominees listed


1. ELECTION OF
   DIRECTORS                     [ ]                   [ ]             Nominees:  Christopher W. Brody
                                                                                  William V. Campbell
                                                                                  Scott D. Cook
                                                                                  L. John Doerr
                                                                                  Donna L. Dubinsky
                                                                                  Michael R. Hallman
                                                                                  William H. Harris Jr.
                                                                                  Burton J. McMurtry


(INSTRUCTIONS: To withhold authority to vote for any individual nominee, write the nominee's name on the space provided below.)


                                                  FOR      AGAINST   ABSTAIN
2.   Amend the Intuit Inc. Certificate            [ ]        [ ]       [ ]
     of Incorporation to increase the
     number of shares of authorized
     common stock by 500,000,000 shares
     (from 250,000,000 shares to
     750,000,000 shares).

3.   Amend the Intuit Inc. Certificate            [ ]        [ ]       [ ]
     of Incorporation to (i) increase
     the number of shares of authorized
     preferred stock by 3,655,082 shares
     (from 1,344,918 shares to 5,000,000
     shares) and (ii) eliminate all
     authorized Series A Preferred
     Stock.

4.   Amend the Intuit Inc. 1993 Equity            [ ]        [ ]       [ ]
     Incentive Plan to increase the
     number of shares of Common Stock
     available under the plan by
     8,900,000 shares (from 47,235,000
     shares to 56,135,000 shares).

5.   Amend the Intuit Inc. 1996 Employee          [ ]        [ ]       [ ]
     Stock Purchase Plan to increase the
     number of shares of Common Stock
     available under the plan by 400,000
     shares (from 2,400,000 shares to
     2,800,000 shares).

6.   Amend the Intuit Inc. 1996                   [ ]        [ ]       [ ]
     Directors Stock Option Plan to (i)
     increase the number of shares of
     Common Stock available under the
     plan by 100,000 shares (from
     585,000 shares to 685,000 shares),
     (ii) increase the size of future
     option grants to reflect our recent
     3-for-1 stock split and (iii)
     lengthen the vesting period for
     future option grants.

7.   Ratify the appointment of Ernst &            [ ]        [ ]       [ ]
     Young LLP as our independent
     auditors for fiscal 2000.


8.   The transaction of such other
     business as may properly come
     before the meeting or any
     adjournments or postponements of
     the meeting.

Whether or not you plan to attend the meeting in person, you are urged to complete, date, sign and promptly mail this proxy in the enclosed return envelope so that your shares may be represented at the meeting.



Signature ___________________________________   Dated: ____________,  1999

Signature (if held jointly __________________   Dated: ____________,  1999

NOTE: Please sign exactly as your name(s) appear(s) on your stock certificate. If shares of stock stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the proxy. If shares of stock are held of record by a corporation, the proxy should be executed by the president or vice president and the secretary or assistant secretary. Executors, administrators or other fiduciaries who execute the above proxy for a stockholder should give their full title. Please date the proxy.